MEDIA CONTACT: Donna B. Weaver, VP Corporate Communications, 212.329.8072, or donna.weaver@kellwood.com.

FINANCIAL CONTACT:

Samuel W. Duggan II, VP Investor Relations and Treasurer, 314.576.8580, or sam.duggan@kellwood.com.

Gregory W. Kleffner, Chief Financial Officer, 314.576.3125, or greg.kleffner@kellwood.com.

KELLWOOD REPORTS SECOND QUARTER RESULTS

Highlights:

•	Achieves second quarter guidance and reports improved net earnings on an ongoing basis of $10.1 million, or $0.39 per diluted share compared to $9.5 million, or $0.37 per diluted share last year;
•	Completes two acquisitions with double digit operating margins, advancing goal to increase sales of better and above price point brands;
•

Reorganizes women’s sportswear businesses from seven to three operating divisions, creating a more agile organization to maximize sales and earnings through improved design, merchandising and sourcing;

•

Projects annual savings related to the reorganization of women’s sportswear and previously announced refocusing of the Phat Farm business solely on licensing and distribution center closure to range from $25 to $35 million before tax with one-time costs of between $30 to $40 million before tax;

•	Records non-cash impairment charge of $113.7 million before tax related to goodwill and intangible assets of certain moderate women’s brands;
•	Establishes a $50 million share repurchase program;
•	Declares regular quarterly dividend;
•	Adjusts full year guidance from ongoing operations, now inclusive of the Hanna Andersson and Royal Robbins acquisitions, to $1.30 to $1.40 per diluted share; and
•	Establishes third quarter guidance from ongoing operations of $0.30 to $0.35 per diluted share, inclusive of the Hanna Andersson and Royal Robbins acquisitions.

ST. LOUIS, MO., September 6, 2007 – Kellwood Company [NYSE:KWD] today reported results for the second quarter ended August 4, 2007, according to Robert C. Skinner, Jr., chairman, president and chief executive officer.

Second Quarter

Net sales totaled $465.4 million, as compared to $459.6 million in the second quarter last year. Net loss from continuing operations was $66.3 million, or $2.56 per diluted share, versus net earnings of $7.9 million, or $0.31 per diluted share, last year. Included in net loss from continuing operations for the current quarter were restructuring charges of $0.3 million (after tax), or $0.01 per diluted share associated with the previously announced closure of the Company’s Chico, California distribution center and non-cash impairment charges of $76.1 million (after tax), or $2.94 per diluted share related to goodwill and intangible assets of certain moderate women’s brands. Net earnings from continuing operations for the second quarter last year included restructuring and other non-recurring charges of $1.6 million (after tax), or $0.06 per diluted share associated with the Company’s completed 2005 strategic restructuring initiatives.

Total net loss was $65.8 million, or $2.54 per diluted share, versus net earnings of $7.2 million, or $0.28 per diluted share, in the second quarter last year. Included in total net loss for the second quarter were net earnings from discontinued operations of $0.5 million, or $0.02 per diluted share. Total net earnings for the last year second quarter included a loss from discontinued operations of $0.8 million, or $0.03 per diluted share.

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For the second quarter, on an ongoing basis (continuing operations excluding the impairment, restructuring and other non-recurring charges), net sales were $465.4 million as compared to $459.6 million in the second quarter last year. Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and impairment, restructuring and other non-recurring charges) for the second quarter were $22.6 million compared to $21.0 million, last year.

Net earnings on an ongoing basis were $10.1 million, or $0.39 per diluted share, compared to $9.5 million, or $0.37 per diluted share. Included in second quarter results was a gain of $1.1 million after tax, or $0.04 per diluted share associated with the previously announced sale of a building. Net interest expense totaled $5.0 million and reflected lower interest income on cash balances having utilized $225.9 million in the quarter for the Hanna Andersson and Royal Robbins acquisitions. The second quarter tax rate from ongoing operations was 42.0% compared to 33.5% last year. The second quarter rate was impacted by the expected full year rate increase and includes a “catch-up” for the first quarter. The Company’s full year rate is expected to increase to approximately 35% due to a higher percentage of earnings now anticipated to come from domestic operations. The acquisitions of Hanna Andersson and Royal Robbins did not have a significant impact on net sales, operating earnings or net earnings from ongoing operations in the second quarter.

Second Quarter Highlights From Ongoing Operations

Net sales of $465.4 million were slightly higher than last year. Organic sales growth was mainly realized from Gerber Childrenswear, My Michelle® and XOXO® juniors and girls businesses and Sag Harbor®. The launch of O Oscar, an Oscar de la Renta Company, exclusively at Macy’s, as well as the acquisition of Vince® also led to improved sales in the quarter. This was offset by the anticipated impact of lower sales volumes of certain private brands of women’s sportswear, continued softness in Briggs New York® women’s bottoms business and the repositioning of the Phat Farm® men’s wholesale business.

Gross profit as a percent of net sales rose by approximately 90 basis points to 21.9%, from last year. This increase was primarily driven by improved performance by many of the Company’s brands led by Sag Harbor, XOXO, My Michelle and Gerber Childrenswear, as well as the acquisition of Vince. Manufacturing inefficiencies at Smart Shirts, the repositioning of the Phat Farm men’s wholesale business and promotional pricing within the Koret division to clear excess inventory counterbalanced much of this improvement. Both Women’s Sportswear and Other Soft Goods segments achieved a higher gross profit as a percent of net sales compared to last year.

Selling, general and administrative costs increased approximately 60 basis points from last year to 17.1% of net sales due to the acquisitions of Vince and HOLLYWOULD, the addition of 22 new retail stores since the second quarter last year, and activities to fund new and re-launched brand initiatives to support future growth.

Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and impairment, restructuring and other non-recurring charges) as a percent of net sales increased by approximately 20 basis points from last year to 4.8%.

“Many of our brands achieved solid results this quarter, with particular strength in our XOXO and My Michelle juniors branded sportswear and dress businesses, demonstrating our ability to bring trend right product to market,” commented Mr. Skinner. “Gerber Childrenswear and Baby Phat continued their positive performance, delivering better than anticipated results. While the softening retail environment and in particular, the women’s better sportswear segment, required us to provide higher than planned markdown allowances to our customers, we believe that our general retail performance for Calvin Klein women’s better sportswear was in line with industry trends. We also believe we have identified the manufacturing inefficiencies that affected our Smart Shirts business this quarter and are working diligently to ensure this business operates optimally in the future.”

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PAGE THREE

Second Quarter Business Segment Review From Ongoing Operations

Women’s Sportswear

Women’s Sportswear net sales decreased 2% to $253.5 million in the second quarter of 2007. Organic sales growth was realized from My Michelle and XOXO junior and girls businesses and Sag Harbor. Sales also rose due to the acquisition of Vince and the launch of O Oscar. Lower sales volumes of certain private brands of women’s sportswear and continued softness in Briggs New York women’s bottoms business more than offset the sales improvements. Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and impairment, restructuring and other non-recurring charges) increased $5.9 million to $18.0 million. Operating earnings as a percent of net sales rose to 7.1% from 4.7% last year. The increase in operating earnings as a percent of net sales is principally due to improvements at Sag Harbor, XOXO, My Michelle and the acquisition of Vince. Promotional pricing at the Koret division to clear excess inventory and higher markdowns for certain brands dampened this improvement, as compared to last year.

Men’s Sportswear

Net sales of Men’s Sportswear decreased 2% to $114.7 million during the 2007 second quarter principally related to the repositioning of the Phat Farm men’s wholesale business. Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and impairment, restructuring and other non-recurring charges) during the second quarter declined 75% to $3.2 million. Operating earnings as a percent of net sales decreased to 2.8% from 10.8% last year due to manufacturing inefficiencies at Smart Shirts and to a lesser extent the repositioning of the Phat Farm men’s wholesale business.

Other Soft Goods

Other Soft Goods continued its strong performance in the second quarter of 2007 achieving a 16% increase in net sales to $97.2 million. Growth was realized from improved layette performance of Gerber Childrenswear. Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and impairment, restructuring and other non-recurring charges) grew 28% to $12.0 million in the second quarter of 2007. Operating earnings as a percent of net sales increased to 12.3% from 11.2% last year driven by the continued strong performance and execution of Gerber Childrenswear and American Recreation Products divisions.

Reorganization of the Women’s Sportswear Business and Other Restructuring Actions

Separately, the Company announced today that it will reorganize its Women’s Sportswear businesses, creating three operating divisions, from seven presently. The three ongoing divisions are: “Lifestyle Alliance”, “Designer Alliance” and “Modern Alliance”. This will reduce the total number of operating divisions for all business segments from 12 to eight.

“While we have made progress during the past year, we need to create a more agile organization to better service the needs of our consumers and retail partners,” stated Mr. Skinner. “This will also enable us to enhance our supply chain and improve our speed to market. The reorganization of our Women’s Sportswear business will create an operating structure that is consistent with our five year corporate strategy – to reinvigorate our core business, expand into higher profile, better and above price point brands, connect more directly with consumers and utilize our operating infrastructure more efficiently to fund our growth.”

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PAGE FOUR

The Company also expects to benefit in the future from the previously announced refocusing of the Phat Farm business solely on licensing in conjunction with its license of the sportswear and outerwear collections under the Phat Farm and XV brand names to Longstreet Industries as well as the closure of its Chico, CA distribution center.

On a preliminary basis, the Company expects annual savings associated with the reorganization of women’s sportswear, refocusing of the Phat Farm business solely on licensing and distribution center closure to range from $25 million to $35 million on an ongoing basis before tax. These savings are expected to be realized beginning in the fourth quarter of 2007. The Company plans to reinvest a portion of these savings to support the growth of its brands, primarily in marketing. The restructuring costs associated with these actions will approximate $30 million to $40 million before tax, or $0.70 to $0.93 per diluted share to be incurred during the 2007 third quarter through 2008. The estimates of restructuring savings and costs will be refined over the next quarter as detailed plans are put in place. The Company will present its more refined estimates of amounts and timing in conjunction with the third quarter earnings release.

Share Repurchase Program

Separately, the Company announced that its Board of Directors authorized the repurchase of up to 2.5 million shares or approximately 10% of the outstanding shares of common stock. The Board of Directors approved the investment of up to $50 million for this share repurchase and terminated the prior stock repurchase program announced in July 2005.

“We continue to evaluate ways to enhance shareholder value and believe that the share repurchase program along with investments in our brands, reorganization of the Women’s Sportswear business and our strategic acquisitions of better and above price point brands are expected to allow us to attain this goal,” added Mr. Skinner.

Quarterly Dividend

The Board of Directors declared a regular quarterly dividend of $0.16 per common share, payable September 28, 2007 to shareholders of record September 17, 2007.

Guidance

Mr. Skinner commented, “Based upon our results through the first half of the year as well as our more conservative stance due to the overall consumer spending environment, we have reduced our guidance for 2007.”

Third Quarter

For the third quarter of fiscal 2007 inclusive of the Hanna Andersson and Royal Robbins acquisitions, the Company expects net sales of approximately $520.0 million to $535.0 million, as compared to actual net sales from ongoing operations of $516.4 million in the third quarter of last year. Net sales of Women’s and Men’s Sportswear are expected to be lower than last year at $260 million and $133 million, respectively, while Other Soft Goods are anticipated to be higher at $135 million. Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and impairment, restructuring and other non-recurring charges) from ongoing operations in the third quarter are forecasted to range from $24.0 million to $26.0 million versus $31.5 million last year.

Net earnings from ongoing operations in the third quarter of fiscal 2007 are estimated to be approximately $7.5 million to $9.0 million, or $0.30 to $0.35 per diluted share. This compares to net earnings from ongoing operations of $17.6 million, or $0.68 per share, in the third quarter of 2006.

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PAGE FIVE

The effective tax rate for the third quarter is expected to be 38% compared to 30.8% last year. The 2007 third quarter effective tax rate is higher than the Company’s expected annual effective tax rate of 35% due to discrete items which benefit the full year tax rate being recorded and anticipated in the first and fourth quarters under Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 (FIN 48).

The Company anticipates incurring approximately $15 million to $20 million in restructuring costs during the 2007 third quarter in conjunction with the reorganization of the Women’s Sportswear business, refocusing of the Phat Farm business solely on licensing and previously announced closure of the Chico, CA distribution center.

Total Year

For the fiscal 2007 year inclusive of the Hanna Andersson and Royal Robbins acquisitions, the Company expects net sales from ongoing operations to range from $1.950 billion to $2.0 billion. This compares to actual net sales from ongoing operations of $1.962 billion in fiscal 2006.

On an ongoing basis, the Company anticipates that operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and impairment, restructuring and other non-recurring charges) will approximate $87.5 million to $92.5 million versus $91.9 million last year. Net earnings for fiscal 2007 from ongoing operations are forecasted to range from $33.5 million to $36.5 million versus $42.5 million last year. Also on an ongoing basis, fiscal 2007 diluted earnings per share are estimated in the range of approximately $1.30 to $1.40 per diluted share. This compares to actual earnings per diluted share of $1.64 in fiscal 2006.

For the fiscal 2007 year, the Company expects net sales for Hanna Andersson and Royal Robbins to approximate $100 million. The Company expects operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and impairment, restructuring and other non-recurring charges) for Hanna Andersson and Royal Robbins including purchase accounting will approximate $15 million for fiscal 2007. Hanna Anderson and Royal Robbins are expected to increase net earnings for fiscal 2007 after purchase accounting and loss of interest income by approximately $3.7 million or $0.14 per diluted share.

The Company now believes that the 2007 full year effective tax rate will approximate 35% compared to previous guidance of 33%. The increase in the full year effective tax rate is due to a higher percentage of earnings now anticipated to come from domestic operations.

The Company anticipates incurring approximately $23 million to $28 million in restructuring costs during the 2007 fiscal year in conjunction with the reorganization of the Women’s Sportswear business, refocusing of the Phat Farm business solely on licensing and previously announced closure of the Chico, CA distribution center.

“We are continuing to transform Kellwood into a stronger operating company and will continue to take decisive action consistent with our five year corporate strategy introduced last summer,” stated Mr. Skinner. “We are encouraged about our long term potential for increased sales and improved operating margins. The reorganization of the Women’s Sportswear business and the recent acquisitions of Vince, HOLLYWOULD, Hanna Andersson and Royal Robbins underscore our commitment to positioning our portfolio of brands toward growing segments of the market. We have a highly talented team of associates that are committed to executing our strategy and delivering value to our consumers, retail partners and shareholders.”

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Conference Call Information

The Company will conduct a conference call Friday, September 7, 2007 at 7:30 a.m. CT. If you wish to participate, you may do so by dialing 800-936-9754 or 973-935-2048 (toll/international). This call will be webcast to the general public and can be accessed via Kellwood’s website at www.kellwood.com.

An update to Kellwood Company’s Investment Overview has been posted on the Company’s website under Investor Relations/Presentations.

Kellwood (NYSE:KWD), a $2 billion marketer of apparel and consumer soft goods, specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. For more information, visit www.kellwood.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company’s Form 10-K and other filings with the SEC.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "will", "estimate", "project", "forecast", "planned", "should", "anticipate" and similar expressions may identify forward-looking statements. These forward-looking statements represent the Company's expectations concerning future events, are based on various assumptions and are subject to a number of risks and uncertainties. Although we believe that our expectations reflected in the forward-looking statements are reasonable, we cannot and do not give any assurance that such expectations will prove to be correct. These risks include, without limitation: intense competition in the apparel industry on many fronts; failing to continually anticipate fashion trends and consumer tastes; uncertainties regarding consumer confidence and spending patterns; concentration of our customers; consolidation and change in the retail industry; loss of key personnel; impact of the extent of foreign sourcing and manufacturing; continued value of licensed brands; ability to generate sufficient sales to offset the minimum royalty payments we must pay with respect to these products; inability to protect our intellectual property rights; fluctuations in the price, availability and quality of raw materials; reliance on independent manufacturers and availability of suitable acquisition candidates and integrating them into our existing business. These factors should be read in conjunction with the risk factors included in our Annual Report to Stockholders on Form 10-K for 2006 (the fiscal year ended February 3, 2007) and subsequent periodic filings. Actual results could differ materially from those expressed or implied in forward-looking statements. The Company disclaims any obligation to publicly update or revise any of its forward-looking statements.

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PAGE SEVEN

KELLWOOD COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	7/29/2006	8/4/2007	7/29/2006	8/4/2007
Net sales	$ 459,648	$ 465,379	$ 953,425	$ 949,826
Cost of products sold	363,050	363,230	757,158	740,247
Gross profit	96,598	102,149	196,267	209,579
Selling, general and administrative expenses	75,614	79,594	161,002	170,874
Stock option expense	468	327	3,409	654
Amortization of intangible assets	2,582	3,514	5,063	6,736
Impairment, restructuring and other non-recurring charges	2,510	114,277	6,916	114,277
Interest expense, net	3,774	5,031	7,866	9,819
Other income, net	(168)	(3,722)	(1,322)	(4,044)
Earnings (loss) before income taxes	11,818	(96,872)	13,333	(88,737)
Income taxes	3,872	(30,538)	4,310	(28,342)
Net earnings (loss) from continuing operations	7,946	(66,334)	9,023	(60,395)
Net (loss) earnings from discontinued operations	(780)	519	7,336	1,965
Net earnings (loss)	$ 7,166	$ (65,815)	$ 16,359	$ (58,430)

Weighted average shares outstanding:

Basic	25,700	25,877	25,661	25,913

Diluted	25,842	25,877	25,814	25,913

Earnings (loss) per share:
Basic:
Continuing operations	$ 0.31	$ (2.56)	$ 0.35	$ (2.33)
Discontinued operations	(0.03)	0.02	0.29	0.08
Net earnings (loss)	$ 0.28	$ (2.54)	$ 0.64	$ (2.25)

Diluted:
Continuing operations	$ 0.31	$ (2.56)	$ 0.35	$ (2.33)
Discontinued operations	(0.03)	0.02	0.28	0.08
Net earnings (loss)	$ 0.28	$ (2.54)	$ 0.63	$ (2.25)

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KELLWOOD COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands)

	At
	7/29/2006	8/4/2007
ASSETS
Current assets:
Cash and cash equivalents	$ 403,575	$ 129,175
Receivables, net	302,490	292,738
Inventories	228,999	276,710
Current deferred taxes and prepaid expenses	50,272	64,315
Current assets of discontinued operations	22,825	2,374
Total current assets	1,008,161	765,312

Property, plant and equipment, net	74,765	79,393
Intangible assets, net	154,963	253,420
Goodwill	200,887	251,612
Other assets	24,084	70,423
Long-term assets of discontinued operations	5,950	434
Total assets	$ 1,468,810	$ 1,420,594

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$ 22,184	$ 27,403
Accounts payable	183,024	161,899
Accrued salaries and employee benefits	31,882	29,027
Other accrued expenses	43,432	45,754
Current liabilities of discontinued operations	22,450	11,530
Total current liabilities	302,972	275,613

Long-term debt	489,328	484,077
Deferred income taxes and other	55,365	92,291
Stockholders' equity	621,145	568,613
Total liabilities and stockholders’ equity	$ 1,468,810	$ 1,420,594

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PAGE NINE

KELLWOOD COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Amounts in thousands)

	Six Months Ended
	7/29/2006	8/4/2007
OPERATING ACTIVITIES
Net earnings (loss)	$ 16,359	$ (58,430)

Add/(deduct) items not affecting operating cash flows:
Depreciation and amortization	17,938	21,583
Stock-based compensation expense	3,409	654
Gain on sale of business	-	(535)
Deferred income taxes and other	1,245	(2,227)
Incremental tax benefits from stock options exercised	(234)	(35)
Non-cash adjustments related to impairment, restructuring and other non-recurring charges (net of tax benefit)	4,263	76,078

Changes in working capital components:
Receivables, net	9,321	25,059
Inventories	(5,654)	4,051
Prepaid expenses	22,062	1,087
Accounts payable and accrued expenses	(23,354)	(35,055)
Payment of liabilities associated with the Restructuring Plans	(18,884)	(7,327)
Current deferred and accrued income taxes	(6,736)	2,381
Net cash provided by operating activities	19,735	27,284

INVESTING ACTIVITIES
Additions to property, plant and equipment	(9,785)	(9,873)
Acquisitions (including additional cash purchase consideration)	(8,541)	(235,682)
Proceeds from sale of business	-	9,984
Receipts for note receivable	1,375	688
Dispositions of fixed assets	229	1,085
Net cash used in investing activities	(16,722)	(233,798)

FINANCING ACTIVITIES
Borrowings of notes payable	53,084	49,285
Payments of notes payable	(50,021)	(41,479)
Decrease in bank overdraft	(1,929)	(504)
Repayments of long-term debt	-	(2,778)
Dividends paid	(8,217)	(8,296)
Stock purchases under Stock Repurchase Program	(5,006)	(3,825)
Stock transactions under incentive plans	5,711	2,179
Incremental tax benefits from stock options exercised	234	35
Net cash used in financing activities	(6,144)	(5,383)
Net change in cash and cash equivalents	(3,131)	(211,897)
Cash and cash equivalents, beginning of period	406,706	341,072
Cash and cash equivalents, end of period	$ 403,575	$ 129,175

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PAGE TEN

Use of Non-GAAP Financial Measures

The Company has provided non-GAAP adjusted earnings and earnings per share information for its second and third quarters and first half and full year 2006 results, its second quarter and first half 2007 results and third quarter and full year 2007 guidance in this release, in addition to providing financial results in accordance with GAAP. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding items that the Company believes are not indicative of the Company’s core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows or other measures of financial performance prepared in accordance with GAAP. (Amounts in thousands, except per share data.)

Second Quarter:
Detailed Results for FY 2007
	2007
	Total	Impairment, Restructuring and Non-Recurring Charges	Discontinued Operations	Ongoing Operations
Net sales	$ 465,379	$ -	$ -	$ 465,379
Cost of products sold	363,230	-	-	363,230
Gross profit	102,149	-	-	102,149
Selling, general and administrative expenses	79,594	-	-	79,594
Operating earnings before stock option expense, amortization and impairment, restructuring and other non-recurring charges	22,555	-	-	22,555
Stock option expense	327	-	-	327
Amortization of intangible assets	3,514	-	-	3,514
Impairment, restructuring and other non-recurring charges	114,277	(114,277)	-	-
Operating earnings	(95,563)	114,277	-	18,714
Interest expense, net	5,031	-	-	5,031
Other income, net	(3,722)	-	-	(3,722)
Earnings before income taxes	(96,872)	114,277	-	17,405
Income taxes	(30,538)	37,849	-	7,311
Net earnings from continuing operations	(66,334)	76,428	-	10,094
Net earnings from discontinued operations	519	-	(519)	-
Net earnings	$ (65,815)	$ 76,428	$ (519)	$ 10,094

Diluted EPS:
Continuing operations	$ (2.56)	$ 2.95	$ -	$ 0.39
Discontinued operations	0.02	-	(0.02)	-
Net earnings	$ (2.54)	$ 2.95	$ (0.02)	$ 0.39

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PAGE ELEVEN

Detailed Results for FY 2006
	2006
	Total	Impairment, Restructuring and Non-Recurring Charges	Discontinued Operations	Ongoing Operations
Net sales	$ 459,648	$ -	$ -	$ 459,648
Cost of products sold	363,050	-	-	363,050
Gross profit	96,598	-	-	96,598
Selling, general and administrative expenses	75,614	-	-	75,614
Operating earnings before stock option expense, amortization and impairment, restructuring and other non-recurring charges	20,984	-	-	20,984
Stock option expense	468	-	-	468
Amortization of intangible assets	2,582	-	-	2,582
Impairment, restructuring and other non-recurring charges	2,510	(2,510)	-	-
Operating earnings	15,424	2,510	-	17,934
Interest expense, net	3,774	-	-	3,774
Other income, net	(168)	-	-	(168)
Earnings before income taxes	11,818	2,510	-	14,328
Income taxes	3,872	928	-	4,800
Net earnings from continuing operations	7,946	1,582	-	9,528
Net earnings from discontinued operations	(780)	645	135	-
Net earnings	$ 7,166	$ 2,227	$ 135	$ 9,528

Diluted EPS:
Continuing operations	$ 0.31	$ 0.06	$ -	$ 0.37
Discontinued operations	(0.03)	0.02	0.01	-
Net earnings	$ 0.28	$ 0.09	$ 0.01	$ 0.37

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First Half:
Detailed Results for FY 2007
	2007
	Total	Impairment, Restructuring and Non-Recurring Charges	Discontinued Operations	Ongoing Operations
Net sales	$ 949,826	$ -	$ -	$ 949,826
Cost of products sold	740,247	-	-	740,247
Gross profit	209,579	-	-	209,579
Selling, general and administrative expenses	170,874	-	-	170,874
Operating earnings before stock option expense, amortization and impairment, restructuring and other non-recurring charges	38,705	-	-	38,705
Stock option expense	654	-	-	654
Amortization of intangible assets	6,736	-	-	6,736
Impairment, restructuring and other non-recurring charges	114,277	(114,277)	-	-
Operating earnings	(82,962)	114,277	-	31,315
Interest expense, net	9,819	-	-	9,819
Other income, net	(4,044)	-	-	(4,044)
Earnings before income taxes	(88,737)	114,277	-	25,540
Income taxes	(28,342)	37,849	-	9,507
Net earnings from continuing operations	(60,395)	76,428	-	16,033
Net earnings from discontinued operations	1,965	-	(1,965)	-
Net earnings	$ (58,430)	$ 76,428	$ (1,965)	$ 16,033

Diluted EPS:
Continuing operations	$ (2.33)	$ 2.95	$ -	$ 0.62
Discontinued operations	0.08	-	(0.08)	-
Net earnings	$ (2.25)	$ 2.95	$ (0.08)	$ 0.62

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Detailed Results for FY 2006
	2006
	Total	Impairment, Restructuring and Non-Recurring Charges	Discontinued Operations	Ongoing Operations
Net sales	$ 953,425	$ -	$ -	$ 953,425
Cost of products sold	757,158	-	-	757,158
Gross profit	196,267	-	-	196,267
Selling, general and administrative expenses	161,002	-	-	161,002
Operating earnings before stock option expense, amortization and impairment, restructuring and other non-recurring charges	35,265	-	-	35,265
Stock option expense	3,409	-	-	3,409
Amortization of intangible assets	5,063	-	-	5,063
Impairment, restructuring and other non-recurring charges	6,916	(6,916)	-	-
Operating earnings	19,877	6,916	-	26,793
Interest expense, net	7,866	-	-	7,866
Other income, net	(1,322)	-	-	(1,322)
Earnings before income taxes	13,333	6,916	-	20,249
Income taxes	4,310	2,474	-	6,784
Net earnings from continuing operations	9,023	4,442	-	13,465
Net earnings from discontinued operations	7,336	(178)	(7,158)	-
Net earnings	$ 16,359	$ 4,264	$ (7,158)	$ 13,465

Diluted EPS:
Continuing operations	$ 0.35	$ 0.17	$ -	$ 0.52
Discontinued operations	0.28	(0.01)	(0.28)	-
Net earnings	$ 0.63	$ 0.17	$ (0.28)	$ 0.52

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The following tables summarize net sales, operating earnings, net earnings and diluted earnings per share from Kellwood’s ongoing operations, the impairment, restructuring and non-recurring charges, amortization of intangible assets and stock option expense included in continuing operations (amounts in thousands, except per share data). See the last page of the release for footnotes (1) and (2) to the tables.

Second Quarter:

Summary of Results for FY 2007
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Impairment, Restructuring and Non-Recurring Charges	Ongoing Operations
Net sales	$ 465,379	$ -	$ -	$ -	$ 465,379
Operating earnings(1)	$ (95,563)	$ 327	$ 3,514	$ 114,277	$ 22,555
Net earnings from continuing operations	$ (66,334)	$ -	$ -	$ 76,428	$ 10,094
Diluted earnings per share from continuing operations	$ (2.56)	$ -	$ -	$ 2.95	$ 0.39

Summary of Results for FY 2006
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Impairment, Restructuring and Non-Recurring Charges	Ongoing Operations
Net sales	$ 459,648	$ -	$ -	$ -	$ 459,648
Operating earnings(1)	$ 15,424	$ 468	$ 2,582	$ 2,510	$ 20,984
Net earnings from continuing operations	$ 7,946	$ -	$ -	$ 1,582	$ 9,528
Diluted earnings per share from continuing operations	$ 0.31	$ -	$ -	$ 0.06	$ 0.37
First Half:

Summary of Results for FY 2007
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Impairment, Restructuring and Non-Recurring Charges	Ongoing Operations
Net sales	$ 949,826	$ -	$ -	$ -	$ 949,826
Operating earnings(1)	$ (82,962)	$ 654	$ 6,736	$ 114,277	$ 38,705
Net earnings from continuing operations	$ (60,395)	$ -	$ -	$ 76,428	$ 16,033
Diluted earnings per share from continuing operations	$ (2.33)	$ -	$ -	$ 2.95	$ 0.62

Summary of Results for FY 2006
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Impairment, Restructuring and Non-Recurring Charges	Ongoing Operations
Net sales	$ 953,425	$ -	$ -	$ -	$ 953,425
Operating earnings(1)	$ 19,877	$ 3,409	$ 5,063	$ 6,916	$ 35,265
Net earnings from continuing operations	$ 9,023	$ -	$ -	$ 4,442	$ 13,465
Diluted earnings per share from continuing operations	$ 0.35	$ -	$ -	$ 0.17	$ 0.52

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Segment Results

Segment net sales and earnings for the three and six month periods ended July 29, 2006 and August 4, 2007, do not include impairment, restructuring and other non-recurring charges; therefore, continuing operations and ongoing operations are the same, and no reconciliation is necessary. Net sales and segment earnings for continuing operations by segment for these periods are as follows. (Amounts in thousands, except per share data.)

	Three Months Ended		Six Months Ended
	7/29/2006	8/4/2007	7/29/2006	8/4/2007
Net sales:
Women’s Sportswear	$ 259,148	$ 253,534	$ 540,500	$ 525,987
Men’s Sportswear	116,859	114,674	250,225	243,063
Other Soft Goods	83,641	97,171	162,700	180,776
Total net sales	$ 459,648	$ 465,379	$ 953,425	$ 949,826

Segment earnings (loss):
Women’s Sportswear	$ 12,157	$ 18,044	$ 26,995	$ 30,903
Men’s Sportswear	12,669	3,171	18,377	9,418
Other Soft Goods	9,356	11,958	16,307	20,924
General Corporate	(13,198)	(10,618)	(26,414)	(22,540)
Total segments	$ 20,984	$ 22,555	$ 35,265	$ 38,705

Guidance

Third Quarter:

Current Guidance for FY 2007 at the Mid-Point of the Range
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Impairment, Restructuring and Non-Recurring Charges	Ongoing Operations
Net sales	$ 527,500	$ -	$ -	$ -	$ 527,500
Operating earnings(1)	$ 3,400	$ 300	$ 3,800	$ 17,500	$ 25,000
Net earnings from continuing operations	$ (2,350)	$ -	$ -	$ 10,600	$ 8,250
Diluted earnings per share from continuing operations	$ (0.09)	$ -	$ -	$ 0.41	$ 0.32

Summary of Results for FY 2006
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Impairment, Restructuring and Non-Recurring Charges	Ongoing Operations
Net sales	$ 516,397	$ -	$ -	$ -	$ 516,397
Operating earnings(1)	$ 9,412	$ 468	$ 2,628	$ 19,041	$ 31,549
Net earnings from continuing operations	$ 5,521	$ -	$ -	$ 12,092	$ 17,613
Diluted earnings per share from continuing operations	$ 0.21	$ -	$ -	$ 0.47	$ 0.68

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Fiscal Year:

Current Guidance for FY 2007 at the Mid-Point of the Range
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Impairment, Restructuring and Non-Recurring Charges	Ongoing Operations
Net sales	$ 1,975,000	$ -	$ -	$ -	$ 1,975,000
Operating earnings(1)	$ (65,100)	$ 1,400	$ 14,500	$ 139,200	$ 90,000
Net earnings from continuing operations	$ (56,500)	$ -	$ -	$ 91,500	$ 35,000
Diluted earnings per share from continuing operations	$ (2.17)	$ -	$ -	$ 3.52	$ 1.35

Summary of Results for FY 2006
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Impairment, Restructuring and Non-Recurring Charges	Ongoing Operations
Net sales	$ 1,961,750	$ -	$ -	$ -	$ 1,961,750
Operating earnings(1)	$ 43,010	$ 4,345	$ 10,935	$ 33,632	$ 91,922
Net earnings from continuing operations	$ 21,083	$ -	$ -	$ 21,423	$ 42,506
Diluted earnings per share from continuing operations	$ 0.82	$ -	$ -	$ 0.83	$ 1.64

(1) Operating earnings for the operations of ongoing operations is a non-GAAP measure that differs from GAAP operating earnings in that it excludes impairment, restructuring and other non-recurring charges, stock option expense and amortization of intangible assets. Operating earnings for the ongoing operations should not be considered as an alternative to GAAP operating earnings. Operating earnings before impairment, restructuring and non-recurring charges, stock option expense and amortization is the primary measure used by management to evaluate the Company’s performance, as well as the performance of the Company’s divisions and segments. Management believes the comparison of operating earnings before impairment, restructuring and non-recurring charges, stock option expense and amortization between periods is useful in showing the interaction of changes in sales, gross profit and selling, general and administrative expenses. Operating earnings before impairment, restructuring and non-recurring charges, stock option expense and amortization may not be comparable to any similarly titled measure used by another company.

(2) Stock option expense and amortization of intangible assets is not included in operating earnings for the ongoing operations; however, it is included in net earnings. See footnote (1) for further discussions of the presentation of operating earnings for the ongoing operations.

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